Exhibit 3.65

State of Delaware Secretary of State Division of Corporations Delivered 06:04 PM 12/23/2013 FILED 06:04 PM 12/23/2013 SRV 131469112 – 4965292 FILE

CERTIFICATE OF FORMATION

OF

PHC MEADOWWOOD, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is PHC Meadowwood, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective December 31, 2013 at 11:45 p.m. EST.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 20th day of December, 2013

Christopher L. Howard, Authorized Person